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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Electro Scientific Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:

The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, October 5, 2006 at 1:00 p.m. Pacific Time, for the following purposes:

1.	To elect three directors for a term of three years.

2.	To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending June 2, 2007.

3.	To transact any other business that properly comes before the meeting.

Only shareholders of record at the close of business on August 7, 2006 will be entitled to vote at the annual meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

Kerry L. Mustoe Interim Chief Financial Officer, Chief Accounting Officer and Secretary

Portland, Oregon

August 30, 2006

ELECTRO SCIENTIFIC INDUSTRIES, INC.

PROXY STATEMENT

The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is August 30, 2006

SOLICITATION AND REVOCABILITY OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on October 5, 2006. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the Internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is August 7, 2006. On that date there were 29,096,547 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive single copies in the future.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. The terms of Richard J. Faubert, Keith L. Thomson and Jon D. Tompkins expire in 2006. Messrs. Faubert, Thomson and Tompkins are nominees for re-election. Under Oregon law, if a quorum of shareholders is present at the 2006 Annual Meeting, the directors elected will be the three nominees for election as directors for a term ending in 2009 who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Faubert, Thomson and Tompkins. If any of the nominees for election as director at the 2006 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

The following table briefly describes the Company’s nominees for directors and the directors whose terms will continue.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees

Richard J. Faubert, 58, was appointed President and Chief Executive Officer of AmberWave Systems, Inc., a semiconductor technology company, in September 2003. He served as President, Chief Executive Officer and director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, from 1998 through 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until April 2003. Prior to his employment with SpeedFam-IPEC, Inc., he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company. Mr. Faubert is also on the Board of Directors of Radisys Corp. and is on the North American Advisory Board of Semiconductor Equipment and Materials, Inc.	2003	2006

Keith L. Thomson, 67, retired as Vice President and Oregon Site Manager of Intel Corporation, a manufacturer of chips, computers, networking and communications products, in 1998. Mr. Thomson joined Intel in 1969 and moved to Intel’s Oregon operation in 1978.	1994	2006

Jon D. Tompkins, 66, (Chairman) retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 and retired as Chairman of the Board of Directors of KLA-Tencor in June 1999. He remains a member of the Board of Directors of KLA-Tencor. In addition, Mr. Tompkins is a member of the Board of Directors of Cymer, Inc. and Credence Systems.	1998	2006

Directors Whose Terms Continue

Frederick A. Ball, 44, was appointed Senior Vice President and Chief Financial Officer of BigBand Networks, a provider of network platforms for broadband multimedia services, in August 2004. From November 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Beginning in 1999, he was Senior Vice President and Chief Financial Officer. In October 2002, he was appointed Executive Vice President of Corporate Development and Mergers and Acquisitions. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Mr. Ball served as the Vice President of Finance for KLA-Tencor Corporation following KLA’s merger with Tencor Instruments in 1997.	2003	2007

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Barry L. Harmon, 52, served as President and Chief Executive Officer of ESI from April 2003 until January 2004. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President—West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Avocent is the company resulting from the merger of Apex, Inc. with Cybex Computer Products in 2000. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI.	2002	2008

Nicholas Konidaris, 62, was appointed President and Chief Executive Officer of ESI in January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America Corp., a holding company for Advantest America, Inc., an automatic test equipment supplier. From July 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America Corp. Additionally, from July 1997 to January 2004, Mr. Konidaris served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris is also a director of Ultratech, Inc.	2004	2007

W. Arthur Porter, 65, has served as University Vice President for Technology Development at the University of Oklahoma since July 1998. Until June 2005 he also served as the Dean of the College of Engineering. He was formerly the President of the Houston Advanced Research Center. Dr. Porter is also a director of Stewart Information Services Corporation and Bookham, Inc.	1980	2008

Gerald F. Taylor, 66, retired in 1998 as Senior Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semiconductor equipment. He was employed by Applied Materials since 1984. He is also a director of Lithia Motors Inc.	1998	2008

Robert R. Walker, 56, served as Executive Vice President and Chief Financial Officer of Agilent Technologies, Inc., an electronic instrument company, from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard’s Professional Services Business Unit. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker is also a director of Brocade Communication Systems, Inc.	2003	2007

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE

The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are on the Company’s website at www.esi.com. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the Nasdaq National Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence:

Director	Status (1)
Frederick A. Ball	Independent
Richard J. Faubert	Independent
Barry L. Harmon	Not Independent(2)
Nicholas Konidaris	Not Independent(3)
W. Arthur Porter	Independent
Gerald F. Taylor	Independent
Keith L. Thomson	Independent
Jon D. Tompkins	Independent
Robert R. Walker	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.
(2)	Mr. Harmon served as President and Chief Executive Officer of ESI from April 2003 until January 2004 and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.
(3)	Mr. Konidaris is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on our website at www.esi.com.

BOARD COMPENSATION

During the last fiscal year the Board of Directors met eight times and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholders meetings. All directors attended the 2005 annual meeting of shareholders. Each director who is not an employee of the Company is compensated as follows:

Director Annual Retainer	$20,000

Chairman of the Board Annual Retainer	$50,000

Committee Chairman (other than Audit Committee)	$8,000	(1)

Audit Committee Chairman	$10,000	(1)

Board Meeting Attendance	$1,500

Committee Meeting Attendance	$1,000

Telephone Meeting Attendance	$750

(1)	Annual fee.

On July 21, 2005, each director who was not a full-time employee of the Company was granted an option under the 2004 Stock Incentive Plan to purchase 10,000 shares of Common Stock. On May 26, 2006, each director who was not a full-time employee of the Company was granted an option under the 2004 Stock Incentive Plan to purchase 5,000 shares of Common Stock. These options have an exercise price equal to 100% of fair market value on the date of grant and a term of 10 years. The grants became fully exercisable on May 26, 2006, with the sale of the shares subject to the option being restricted for three years from the grant date.

On July 20, 2006, each director who was not a full-time employee of the Company was granted 2,775 restricted stock units under the 2004 Stock Incentive Plan. These units vest one-third on each of the first three anniversaries of the grant date. If a director retires during the vesting period in accordance with the board’s retirement policy, the units to vest during the year in which retirement occurs will be prorated for such period.

The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.

BOARD COMMITTEES

The Company maintains an Audit Committee that currently consists of Frederick A. Ball, Gerald F. Taylor and Robert R. Walker. Mr. Taylor was Chairman of the Audit Committee in fiscal 2005. On July 21, 2005, Mr. Walker was appointed Chairman of the Audit Committee by the Board of Directors in order to rotate the chairmanship of the Committee. All of the members of the Audit Committee are “independent directors” within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Ball, Taylor and Walker has financial reporting oversight experience, including serving as chief financial officer of a public company. See “Proposal 1: Election of Directors” for their biographies. The Board of Directors has determined that each of Messrs. Ball, Taylor and Walker is an audit committee financial expert as defined in SEC rules. The Audit Committee meets with management and with representatives of ESI’s independent registered public accounting firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met nine times in fiscal 2006.

The Company maintains a Compensation Committee that currently consists of Keith L. Thomson (Chairman), Richard J. Faubert and Jon D. Tompkins. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and Securities and Exchange Commission rules. None of the members of the Compensation Committee are current or former officers or employees of the Company. The Compensation Committee makes recommendations to the Board of Directors concerning officers’ compensation and has been delegated authority to grant options and other awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Committee Report on Executive Compensation,” set forth below. The Compensation Committee met five times in fiscal 2006.

The Company maintains a Corporate Governance and Nominating Committee that currently consists of Jon D. Tompkins (Chairman), Keith L. Thomson and W. Arthur Porter. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal 2006.

DIRECTOR NOMINATION POLICY

Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by March 31, 2007 will be considered for nomination for election at the 2007 Annual Meeting of Shareholders. Recommendations received after March 31, 2007 will be considered for nomination for election at the 2008 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that at least two-thirds of the members of the Board should meet the definition of independent under Nasdaq National Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.

COMMUNICATIONS WITH BOARD

Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 3, 2006 (or such other date as otherwise indicated in the footnotes below) by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation table and (iv) all current directors and executive officers of the Company as a group. Applicable percentage of ownership is based on 29,050,621 shares of Common Stock outstanding as of June 3, 2006 together with applicable options held by such shareholders. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after June 3, 2006 and shares of Common Stock underlying restricted stock units currently vested or vesting within 60 days after June 3, 2006 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	45,500	(2)	*
Robert DeBakker	85,500	(3)	*
J. Michael Dodson	0		*
Richard J. Faubert	45,500	(4)	*
Barry L. Harmon	71,000	(5)	*
Nicholas Konidaris	649,905	(6)	2.2%
Kerry L. Mustoe	59,667	(7)	*
W. Arthur Porter	61,000	(8)	*
Gerald F. Taylor	59,500	(9)	*
Keith L. Thomson	66,300	(10)	*
Jon D. Tompkins	79,500	(11)	*
Robert R. Walker	45,000	(12)	*
Tung H. Tom Wu	105,000	(13)	*
Dalton, Greiner, Hartman, Maher & Co. 565 Fifth Avenue, Suite 2101, New York, NY 10017	1,536,985	(14)	5.3%
Franklin Resources, Inc. One Franklin Parkway, San Mateo, CA 94403	1,790,048	(15)	6.2%
Lord Abbett & Co. LLC 90 Hudson Street, Jersey City, NJ 07302	1,600,951	(16)	5.5%
Nierenberg Investment Management Company Inc. 19605 NE 8th Street, Camas, WA 98607	2,416,357	(17)	8.3%
Third Avenue Management LLC 622 Third Avenue, New York, NY 10017	4,064,240	(18)	14.0%
12 directors and executive officers as a group	1,373,372	(19)	4.7%

*	Less than 1 percent.
(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.
(2)	Includes 45,500 shares subject to stock options exercisable within 60 days of June 3, 2006.
(3)	Includes 85,500 shares subject to stock options exercisable within 60 days of June 3, 2006.
(4)	Includes 45,500 shares subject to stock options exercisable within 60 days of June 3, 2006.
(5)	Includes 71,000 shares subject to stock options exercisable within 60 days of June 3, 2006.
(6)	Includes 630,000 shares subject to stock options exercisable within 60 days of June 3, 2006.
(7)	Includes 59,500 shares subject to stock options exercisable within 60 days of June 3, 2006.
(8)	Includes 61,000 shares subject to stock options exercisable within 60 days of June 3, 2006.
(9)	Includes 59,500 shares subject to stock options exercisable within 60 days of June 3, 2006.
(10)	Includes 65,500 shares subject to stock options exercisable within 60 days of June 3, 2006.
(11)	Includes 79,500 shares subject to stock options exercisable within 60 days of June 3, 2006.
(12)	Includes 45,000 shares subject to stock options exercisable within 60 days of June 3, 2006.
(13)	Includes 105,000 shares subject to stock options exercisable within 60 days of June 3, 2006
(14)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, in which the entity reported its beneficial ownership as of December 31, 2005.

(15)	Based solely on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on August 10, 2006, in which the entity reported its beneficial ownership as of July 31, 2006.
(16)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, in which the entity reported its beneficial ownership as of December 31, 2005.
(17)	Based solely on information set forth in a Schedule 13D/A filed with the Securities and Exchange Commission on July 24, 2006, in which the entity reported its beneficial ownership as of July 14, 2006.
(18)	Based solely on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006, in which the entity reported its beneficial ownership as of December 31, 2005.
(19)	Does not include Mr. Dodson because he is no longer an executive officer of the Company. Includes an aggregate of 1,352,500 shares subject to stock options within 60 days of June 3, 2006.

EXECUTIVE OFFICERS

Name	Age	Position
Nicholas Konidaris	62	President, Chief Executive Officer and Director

Robert DeBakker	48	Vice President of Operations

Tung H. Tom Wu	45	Vice President of Worldwide Sales

Kerry L. Mustoe	50	Interim Chief Financial Officer, Chief Accounting Officer and Secretary

See Mr. Konidaris’s biography under “Proposal 1: Election of Directors”.

Mr. DeBakker was appointed Vice President of Operations in September 2004. From 2000 to 2004, he was employed with IBM, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, a manufacturer and provider of information technology solutions.

Mr. Wu was appointed Vice President of Worldwide Sales in January 2006. From 2004 to 2006, he was Vice President of Regional Sales at KLA-Tencor, a manufacturer of semiconductor capital equipment. From 1995 to 2004, he was Vice President of Regional Sales and General Manager of a division of Novellus Systems, Inc. a capital equipment manufacturer.

Ms. Mustoe was appointed Interim Chief Financial Officer in December 2005. Ms. Mustoe had served as the Company’s Corporate Controller and Chief Accounting Officer since September 2003, and she has continued to serve in those capacities in addition to serving as Interim Chief Financial Officer. Prior to joining the Company, Ms. Mustoe held director of accounting and finance positions at technology firms including FEI Company, a provider of products and systems used in the nanotechnology industry in 2003, Oresis Communications, a provider of switching products for the telecommunication industry, from 2001 through 2002, and RadiSys Corporation, a provider of communications systems components, from 1999 to 2001. Prior to that, Ms. Mustoe was accounting director at Sequent Computer Systems, a manufacturer and provider of information technology solutions, and an auditing manager and certified public accountant with Price Waterhouse Coopers in Portland, Oregon.

On September 11, 2006, John Metcalf will join the Company as Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary. Since 2002, Mr. Metcalf, age 55, has been a partner in Tatum CFO Partners, LLP (“Tatum”), a national partnership of more than 350 professional chief financial officers. Mr. Metcalf will remain a partner in Tatum during his employment with the Company. Since 2004, Mr. Metcalf has acted as the full-time Chief Financial Officer for Siltronic Corporation, a wafer manufacturing company. Since 2004, Mr. Metcalf has also served as a director and member of the audit committee of ParkerVision, Inc. From 2003 to 2004, Mr. Metcalf served as Chief Financial Officer of AELRx, a pharmacy benefits consulting company, and during 2001 he served as Vice President of Finance and Chief Financial Officer of Zight Corporation, a microdisplay company.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services to the Company in all capacities for each of the last three fiscal years for:

•	The individual who served as president and chief executive officer during fiscal 2006;

•	The three executive officers other than the president and chief executive officer whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of fiscal 2006: and

•	One additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of fiscal 2006.

The above individuals are referred to hereafter as the “named executive officers.”

SUMMARY COMPENSATION TABLE

								Long-Term Compensation
	Annual Compensation							Awards				Payouts
Name & Principal Position	Fiscal Year	Salary		Bonus (1)			Other Annual Compensation	Restricted Stock Awards ($)(2)			Securities Underlying Options (#)	LTIP Payouts ($)(4)	All Other Compensation (5)
Nicholas Konidaris President & Chief Executive Officer	2006 2005 2004	$ $ $	435,069 395,000 158,659	$ $ $	462,840 300,000 141,737		— — —	$ $ $	388,400 342,800 609,200	(3) (3) (6)	170,000 40,000 420,000	— — —	$ $ $	6,717 37,958 24,143	(7) (8)

Robert DeBakker Vice President of Operations	2006 2005 2004	$ $	220,004 144,595 —	$ $	140,448 85,000 —	(9)	— — —		$198,400 — —	(3)	73,000 50,000 —	— — —	$ $	32,847 56,791 —	(10) (11)

J. Michael Dodson (12) Former Senior Vice President of Administration, Chief Financial Officer & Secretary	2006 2005 2004	$ $ $	140,193 260,000 250,000	$ $	— 160,000 282,869	(13)	— — —		— — —		51,000 16,176 10,000	— — —	$ $ $	3,050 6,275 28,059	(14)

Tung H. Tom Wu Vice President of Worldwide Sales	2006 2005 2004		$97,500 — —		$152,152 — —		— — —		— — —		105,000 — —	— — —		$91,374 — —	(15)

Kerry L. Mustoe Interim Chief Financial Officer, Chief Accounting Officer & Secretary	2006 2005 2004	$ $ $	163,064 157,500 112,500	$ $ $	102,030 40,000 43,368	(16) (17)	— — —		$87,640 — —	(3)	35,000 9,000 23,000	— — —	$ $ $	6,261 5,809 3,675

(1)	Except as otherwise indicated, represents fiscal year bonus paid within sixty days after fiscal year-end.
(2)	The Company does not intend to pay dividends on the restricted stock grants reported in this column.
(3)	Reflects the value of time-based restricted stock units (RSU’s) on the date of award. Unvested time-based restricted stock units at fiscal 2006 year-end were as follows:

Name	Number of Restricted Stock Units	Value at Fiscal Year-end
Robert DeBakker	10,000	$197,500
Nicholas Konidaris	40,000	$790,000
Kerry L. Mustoe	3,500	$69,125

(4)	The following named executive officer had performance-based restricted stock units, which were awarded in fiscal 2005, outstanding at fiscal 2006 year-end as set forth below:

Name	Number of Restricted Stock Units	Value at Fiscal Year-end
Nicholas Konidaris	20,000	$395,000

(5)	Except as otherwise indicated, represents 401(k) matching contributions made by the Company.
(6)	Reflects a restricted stock award of 20,000 shares to Mr. Konidaris at a per share value of $30.46. 10,000 shares were released on April 1, 2004 and 10,000 shares were released April 1, 2005.
(7)	Includes $30,738 to relocate Mr. Konidaris from California to Portland, Oregon.
(8)	Includes $21,099 to relocate Mr. Konidaris from California to Portland, Oregon.
(9)	Includes $15,000 new hire bonus.
(10)	Includes $26,447 to relocate Mr. DeBakker from North Carolina to Portland, Oregon.
(11)	Includes $54,141 to relocate Mr. DeBakker from North Carolina to Portland, Oregon.
(12)	Mr. Dodson resigned on December 7, 2005.
(13)	Includes $100,000 new hire bonus.
(14)	Includes $18,932 to relocate Mr. Dodson from Arizona to Portland, Oregon.
(15)	Includes $22,442 in expenses for Mr. Wu to preview the Portland area and $68,932 for expatriate living expenses.
(16)	Includes $50,000 bonus for serving as Interim Chief Financial Officer.
(17)	Includes $10,000 new hire bonus.

STOCK OPTION GRANTS IN FISCAL 2006

The following table sets forth details regarding stock options granted to the named executive officers in fiscal 2006. In addition, there are shown the hypothetical gains or “option spreads” that would exist for the respective options, assuming rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

Option Grants in the Last Fiscal Year
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year (2)		Exercise Price ($/Sh)		Expiration Date (3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
							5%		10%
Nicholas Konidaris	100,000 70,000	10.1 7.1	% %	$ $	19.42 20.00	7/21/2015 5/24/2016	$ $	1,221,313 880,452	$ $	3,095,048 2,231,239

Robert DeBakker	38,000 35,000	3.8 3.5	% %	$ $	19.84 20.00	7/20/2015 5/24/2016	$ $	474,136 440,226	$ $	1,201,554 1,115,620

J. Michael Dodson	51,000	5.2%			$19.84	7/20/2015		$636,341		$1,612,612

Kerry L. Mustoe	15,000 20,000	1.5 2.0	% %	$ $	19.84 20.00	7/20/2015 5/24/2016	$ $	187,159 251,558	$ $	474,298 637,497

Tung H. Tom Wu	80,000 25,000	8.1 2.5	% %	$ $	24.49 20.00	1/15/2016 5/24/2016	$ $	1,231,704 314,447	$ $	3,121,133 796,871

(1)	All option grants were made pursuant to the Company’s 2004 Stock Incentive Plan. Unless otherwise noted, all options become exercisable on May 26, 2006, and the shares underlying the option are restricted from sale for periods of three to four years. All options become fully exercisable upon termination of the optionee’s employment within one year after a “change in control” of the Company as defined in the 2004 Stock Incentive Plan. Unless the transaction is approved by the Board of Directors, a “change in control” generally includes (a) the acquisition by any person of 20 percent or more of the Company’s Common Stock and (b) the election of a new majority of the Company’s directors without the approval of the incumbent directors.

(2)	In fiscal 2006, the Company granted to employees options to purchase a total of 989,500 shares of the Company’s Common Stock under the 2004 Stock Incentive Plan, and this number was used in calculating the percentages set forth in this column.
(3)	Options expire prior to this date (i) if the optionee’s employment (or service as a director, as applicable) is terminated for any reason (other than death or disability), in which case options vested but unexercised at the date of termination may be exercised at any time prior to the expiration date of the options or the expiration of three months after the date of termination, whichever is the shorter period, or (ii) if employment (or service as a director, as applicable) terminates because of death or disability, in which case options vested but unexercised at the date of termination may be exercised at any time prior to the expiration date of the options or the expiration of 12 months after the date of termination, whichever is the shorter period. If employment (or service as a director, as applicable) is terminated by death of the optionee, the options generally may be exercised by persons to whom the optionee’s rights pass by will or the laws of descent or distribution. Remaining vested but unexercised options terminate at the end of the earliest of the above described periods, as applicable. The employment agreement between the Company and Mr. Konidaris contains provisions governing exercise of options following termination of employment in certain circumstances differing from those described above. See “Employment Contracts and Termination of Employment and Change in Control Severance Arrangements” below for a description of those provisions.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

The following table sets forth information with respect to the named executive officers concerning options exercised and the status of exercisable and unexercisable options held as of June 3, 2006.

	Options Exercised During Year Ended June 3, 2006		Number of Securities Underlying Unexercised Options at June 3, 2006		Value of Unexercised In-the-Money Options at June 3, 2006 (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable (2)(3)	Unexercisable	Exercisable (2)(3)	Unexercisable
Nicholas Konidaris	0	—	630,000	0	$33,000	$0

Robert DeBakker	0	—	85,500	37,500	$30,375	$91,125

J. Michael Dodson	61,176	$403,153.89	0	0	$0	$0

Kerry L. Mustoe	0	—	59,500	7,500	$25,470	$0

Tung H. Tom Wu	0	—	105,000	0	$0	$0

(1)	Options are “in-the-money” at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on June 3, 2006 based on the closing sale price of $19.75 per share of Common Stock on the prior trading date (as reported on the Nasdaq Global Market) and the exercise price of the options, multiplied by the applicable number of shares.
(2)	On June 28, 2004, the Compensation Committee approved an acceleration of the vesting of those stock options awarded to employees, including the named executive officers (other than the Chief Executive Officer) with an exercise price equal to or greater than $23.38 per share. On January 25, 2005, the board of directors accelerated the vesting of all options with an exercise price above $20.24. In connection with the acceleration, Mr. Konidaris has agreed that the shares underlying his accelerated options may not be sold by him until the dates those shares would otherwise have been vested under the terms of the original option agreements.
(3)	Options granted in fiscal years 2005 and 2006 vested in fiscal 2006, but the shares subject to the option are restricted from sale for periods of three to four years.

EQUITY COMPENSATION PLAN INFORMATION

Set forth in the table below is certain information regarding the number of shares of Common Stock that were subject to outstanding stock options or other compensation plan grants and awards at June 3, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	3,004,906	(2)	$21.14	5,545,652	(3)
Equity compensation plans not approved by security holders (4)	1,446,831		$31.91	0

Total	4,451,737		$24.64	5,545,652

(1)	These plans consist of the 1990 Employee Stock Purchase Plan, the 2004 Stock Incentive Plan and the following Plans which in October 2004 were replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan and (iii) the 1996 Stock Incentive Plan.
(2)	Includes 111,220 restricted stock units which will vest only if specific performance or service measures are met.
(3)	Includes 917,138 shares available for issuance under the 1990 Employee Stock Purchase Plan.
(4)	Consists of inducement grants to new employees and options outstanding under the 2000 Stock Option Plan. In October 2004, the 2004 Stock Incentive Plan was approved by shareholders and replaced the 2000 Stock Option Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN

CONTROL SEVERANCE ARRANGEMENTS

On January 7, 2004, the Company entered into an Employment Agreement with Nicholas Konidaris pursuant to which he was appointed the Company’s President and Chief Executive Officer. The agreement provides for a base salary of $395,000 per year, an option to purchase 420,000 shares of Common Stock and a restricted stock grant of 20,000 shares of Common Stock. The agreement also provides for Mr. Konidaris’ election as a director of the Company in January 2004 and his nomination for election as a director at the Company’s annual meetings for so long as he serves as Chief Executive Officer. The agreement provides that Mr. Konidaris receive payment and certain other benefits upon termination of his employment by the Company without cause or by him for “good reason” (as defined in the agreement). The amount and type of payment and benefits to be received by Mr. Konidaris on such a qualifying termination depends on whether or not his employment is terminated within two years following a change in control of the Company.

If a qualifying termination occurs and there has not been a change in control of the Company, Mr. Konidaris is entitled to receive an amount equal to two times his annual salary in effect immediately prior to the time of termination; provided that if his employment terminates after July 23, 2008, the amount of the payment will be reduced incrementally by 1/24th for each month beyond July 23, 2008, that he is employed by the Company, so that he will not receive any severance if his employment terminates after July 23, 2010. He is also entitled to two years coverage under life, accident and health plans. In addition, all equity-based awards held by Mr. Konidaris, including options and stock appreciation rights, will continue to vest for two years following termination. If a qualifying termination occurs within two years following a change in control of the Company, Mr. Konidaris will be entitled to receive an amount equal to two times his annual salary and two times his target bonus in effect immediately prior to the time of termination. He will also be entitled to three years coverage under life, accident and health plans. In addition, all equity-based awards held by Mr. Konidaris will become immediately vested and exercisable. In either case, all options and stock appreciation rights held by Mr. Konidaris will be exercisable until the earlier of the end of their original term or three years following his termination.

In connection with his employment agreement, Mr. Konidaris entered into a Confidentiality, Non-Competition and Assignment Agreement with the Company under which he agreed not to compete with the Company (other than in the high volume, semiconductor automated test equipment business) for two years following the termination of his employment unless his employment is terminated by the Company with cause or by him without good reason, in which case the non-competition period will be one year.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of non-employee independent directors as defined by the rules of Nasdaq and the Company’s Corporate Governance Guidelines. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors. The charter is reviewed annually. The Committee reviews and approves the compensation of all officers, including the Chief Executive Officer. The Committee is responsible for approving executive compensation programs, including incentive compensation and benefits plans, makes recommendations to the Board of Directors with respect to equity-based plans and administers the Company’s equity-based programs.

Compensation Policy

The Board of Directors and the Committee believe that the Company’s total executive compensation programs should be related to short and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation strategy that ties a significant portion of executive compensation to achieving pre-established financial results. The overall objectives of these executive compensation programs are to:

•	Attract and retain talented executives;

•	Motivate executives to achieve long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with the Company’s goals for delivering shareholder value.

The Company has base pay, annual cash incentive and long-term incentive compensation programs for its executives, as well as a 401(k) retirement plan and a deferred compensation plan. The Company also has an employee stock purchase plan. Each element of the program serves a somewhat different purpose, but in combination it enables the Company to support stated compensation policies and to offer compensation that is competitive with compensation offered by companies of similar size and complexity within high technology electronics and similar industries. The Committee uses comparative information from a group of companies in the high technology industry with whom the Company competes for executive talent for establishing executive compensation goals. The Committee directly engaged an outside compensation consultant to assist its work on executive compensation for fiscal year 2006, as it has done in prior years.

In setting executive compensation for fiscal year 2006, the Committee implemented compensation strategies to achieve its compensation policy and objectives. As part of this process, the Committee reviewed the

Company’s existing compensation programs in light of current industry compensation practices and trends. For all officers, variable pay based upon performance is a major element of an executive’s compensation. Variable pay is comprised of annual cash bonuses and stock-based equity incentives, with the stock-based incentives being made up of stock options, performance-based restricted stock units and, for executives considered outstanding performers, time-based restricted stock units. Applying this philosophy, for each officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these compensation components to compensation at companies comparable to ESI. The Committee made determinations of base salary, annual cash incentives and long-term incentives consistent with its compensation philosophy and that it believed to be appropriate and reasonable based on individual and corporate performance.

Base Salaries

Base salaries for executives are initially determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at other similarly sized high technology companies. The Committee established base salary compensation levels for officers, including the named executive officers, at levels approximating the 50th percentile of similarly situated executives in the Company’s peer group.

Annual Cash Incentive Compensation

The Company’s executives are eligible to participate in the Company’s Annual Executive Team Bonus Plan. The performance objectives relating to Company results are established by the Committee at the beginning of the fiscal year, based on the Company’s annual operating plan approved by the Board of Directors. The Company’s financial performance objectives for fiscal year 2006 were specified levels of revenue and operating profit (excluding certain nonrecurring items). Of the total awards available to each executive under the Annual Executive Team Bonus Plan for fiscal year 2006, one-half of the award was based on the revenue objective and one-half was based on the profit objective. Awards were determined by adding the percentage of the revenue target achieved and the percentage of the profit target achieved and dividing the sum by two. The resulting percentage was then applied to the amount of the executive’s target award to determine the bonus payment. The target amount of the awards, ranged from 30% to 100% of the executive’s base salary if the plan targets were achieved, with the participants being eligible to receive up to twice that amount if the revenue and profit targets in the plan were significantly exceeded for fiscal year 2006. Awards at the target level were intended to provide total annual cash incentive compensation at the 75th percentile of comparable companies. Aggregate cash bonuses paid to named executives for the 2006 fiscal year were as follows: Nicholas Konidaris, $462,840; Robert DeBakker, $140,448; Tom Wu, $152,152; and Kerry Mustoe, $52,030.

In addition, in December 2005 and May 2006 the Compensation Committee approved two $50,000 incentive bonuses to Ms. Mustoe, with the bonus approved in December 2005 payable on May 31, 2006 and the bonus approved in May 2006 payable on November 30, 2006. The Committee determined that these bonuses were appropriate based on the additional duties assumed by Ms. Mustoe in her capacity as Interim Chief Financial Officer and her performance of those duties. These bonuses are outside the Annual Executive Team Bonus Plan.

Long-term Incentive Compensation

To align shareholder and executive interests and to create incentives for improving shareholder value, the long-term component of the Company’s executive compensation program uses stock option awards, performance-based restricted stock unit awards and, on a selective basis, time-based restricted stock unit awards. All executive stock option and restricted stock unit awards made during fiscal year 2006 were from shareholder approved plans.

The award levels for stock option and performance-based restricted stock unit awards are generally established at levels approximating the 50th percentile of similarly situated executives in the Company’s peer group. For purposes of this comparison, long-term incentive awards made by the Company and by members of the Company’s peer group are valued using the Black-Scholes valuation method. In addition, time-based restricted stock units are awarded to those executives the Committee believes are superior performers.

Stock Options.    Stock options provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals. Stock options to executives are generally awarded annually at the same time that awards are made to key contributors who are not executives. The Company also grants stock options at fair market value to new executives as a further inducement to join the Company. Stock options provide incentive for the creation of shareholder value over the long term because the full benefit of the compensation package cannot be realized unless the price of Company Common Stock appreciates over a specified number of years. Options awarded during the last fiscal year were awarded at the fair market value on the grant date. These options have a ten-year term and fully vest on May 26, 2006 and, with respect to one grant, require that shares acquired upon exercise may only be sold after the third anniversary of the date of grant and, with respect to a second grant, require that shares acquired upon exercise may only be sold as to 1/3 of the grant on or after May 24, 2007, as to 1/3 of the grant on or after May 24, 2008 and as to 1/3 of the grant on or after May 24, 2009. As a result of having made a second option grant during the last fiscal year, the Committee does not anticipate making a general grant of stock options to officers and employees during the 2007 fiscal year.

Performance-based Restricted Stock Unit Awards.    Performance-based restricted stock unit awards entitle recipients to receive one share of Company Common Stock for each unit that vests upon the attainment of certain pre-established performance goals. No Performance-based Restricted Stock Units were awarded during the 2006 fiscal year. The performance-based restricted stock unit awards made to executives at the beginning of fiscal year 2005 are based on the average earnings/loss per share of the Company for fiscal 2005-2007 as compared to the average earnings/loss per share of the Company for fiscal 2002-2004, relative to that same comparison for a selected peer group of companies. The units vest proportionately, depending on the Company’s percentile rank versus the peer group, with none of the units vesting for a ranking at or below the 25th percentile and 200% of the units vesting for a ranking at or above the 90th percentile. 100% of the units vest at a 50th percentile ranking. The Compensation Committee has the discretion to permit vesting of the units for a ranking below the 25th percentile.

Time-based Restricted Stock Unit Awards.    Time-based restricted stock unit awards are intended to serve as a retention incentive for executives the Committee believes to be superior performers. The value of these awards, when added to the value of an executive’s other long-term incentive awards, are intended to result in long-term incentive opportunity to the executive at approximately the 75th percentile of the Company’s peer group for similarly situated executives. Three named executive officers, including the Chief Executive Officer, received time-based restricted stock unit awards in fiscal year 2006. Of these time-based restricted stock unit awards, one cliff vests after five years, one vests on May 31, 2008 and the award made to the Chief Executive Officer cliff vests after approximately four years, immediately prior to his 65th birthday.

In July 2006 (fiscal 2007), consistent with past practices, the Committee granted restricted stock unit awards and performance-based restricted stock unit awards (based on fiscal 2007-2009 performance compared to fiscal 2004-2006) to certain officers, including the Chief Executive Officer.

The Committee may make other types of long-term incentives awards in the future as new compensation trends emerge and the accounting implications of various types of awards change. These types of awards may include stock appreciation rights and restricted stock awards.

Retirement Plans

The Company makes contributions for eligible employees (including executives) under its 401(k) Plan. Under the 401(k) Plan, eligible employees may elect to have up to 50% of their pay contributed to the plan, subject to certain tax limitations ($14,000 in calendar year 2005 and $15,000 in 2006). The Company makes matching contributions of 50% of an employee’s contribution, up to 6% of an employee’s pay, subject to tax limitations. All matching contributions are in cash and may be invested in funds of the employee’s choice.

Deferred Compensation Plan

Currently, senior executives can generally elect to defer up to 50% of their salary and 90% of their bonuses. Cash amounts credited to the Deferred Compensation Plan earn a rate of return equal to the prime rate plus one percent. Deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to 10 years, as elected by the executive.

In July 2006, the Committee approved a restatement of the Deferred Compensation Plan. Under this restatement, which is expected to be put in place in August or September 2006, employees who are expected to earn regular salary of at least $125,000 and are designated by the Chief Executive Officer and employees who are officers can generally elect to defer up to 50% of their salary and 100% of their performance bonuses. Cash amounts credited to the Deferred Compensation Plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to 10 years, as elected by the executive. Effective in 2007, officers and other eligible employees may defer payment under restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company intends to set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

Employee Stock Purchase Plan

All qualifying employees, including executives, can participate in the Company’s Employee Stock Purchase Plan. Under this plan, employees can acquire Common Stock of the Company through regular payroll deductions of up to 15% of base pay plus commissions. The plan provides for a series of overlapping 24 month offering periods beginning every three months. Employees are only permitted to participate in one offering at a time. Each offering consists of eight three-month purchase periods at the end of each of which stock is purchased. Purchases under the plan are subject to the limitation that not more than $25,000 in value of stock may be purchased annually and not more than 500 shares of stock may be purchased on any single purchase date. The purchase price of the shares is the lesser of 85% of the closing market price of the Common Stock as of the first day of the offering period or on the purchase date. If the market value of the Common Stock on the first day of a new offering is less than or equal to the market value on the first day of the offering in which an employee is enrolled, the employee will be automatically withdrawn from the prior offering and enrolled in the new offering.

Compensation of the Chief Executive Officer

The total compensation opportunity for Company’s Chief Executive Officer is established by the Compensation Committee based upon his level of experience, the competitive marketplace for corporate executives, a comparison to base salaries and total compensation for the chief executive officers at other similar technology companies and the Committee’s assessment of his performance. During fiscal year 2006, Mr. Konidaris received a base salary of $435,069. Mr. Konidaris also received a bonus under the Company’s Annual Executive Team Bonus Plan for fiscal year 2006 in the aggregate amount of $462,840. The bonus was approximately 106% of his base salary and was determined in the same manner as other bonuses paid under the Annual Executive Team Bonus Plan described above. In fiscal year 2006 Mr. Konidaris also was awarded option grants of 100,000 shares and 70,000 shares and a grant of 20,000 time-based restricted stock units. The options have a ten-year term and fully vest on May 26, 2006 and, with respect to the 100,000 share grant, require that shares acquired upon exercise may only be sold after the third anniversary of the date of grant and, with respect to 70,000 share grant, require that shares acquired upon exercise may only be sold as to 1/3 of the grant on or after May 24, 2007, as to 1/3 of the grant on or after May 24, 2008 and as to 1/3 of the grant on or after May 24, 2009. The time-based restricted stock unit cliff vests after approximately three and a half years, immediately prior to his 65th birthday. As a result of having made a second option grant during the last fiscal year, the Committee does not anticipate making an additional stock option grant to Mr. Konidaris during the 2007 fiscal year. In July 2006 (fiscal 2007) the Committee granted Mr. Konidaris a performance-based restricted stock unit award for 10,000 shares and a time-based restricted stock unit award for 10,000 shares. The performance-based restricted stock unit award is based on the average earnings/loss per share of the Company for fiscal 2007-2009 as compared to the average earnings/loss per share of the Company for fiscal 2004-2006, relative to that same comparison for a selected peer group of companies. The time based restricted stock awards vest 100% on the fifth anniversary of the date of grant, unless Mr. Konidaris retires after his 65th birthday, in which case the award will vest pro rata based on the proportion of the vesting period he works. In determining the long-term incentive awards made to Mr. Konidaris, the Committee took into account compensation information from peer companies provided by the compensation consultant retained by the Committee and the Committee’s assessment of Mr. Konidaris’ performance.

Deductibility of Compensation

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under section 162(m) of the Internal Revenue Code. Under section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

In recent years, compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executives may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, some of the Company’s executives have been granted time-based restricted stock units that will vest over the next several years and Mr. Konidaris received a grant of restricted stock at the time he was hired in January 2004 that compensated him for stock options from his former employer that he forfeited by joining the Company. The Company believes that all of the stock options granted to its executives qualify under Section 162(m) as performance-based compensation.

By the Compensation Committee:

Keith L. Thomson, Chairman Richard J. Faubert Jon D. Tompkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of directors Keith L. Thomson, Richard J. Faubert, and Jon D. Tompkins during the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In July 2004, the Board of Directors approved and adopted an amended Audit Committee Charter, a copy of which is available on the Company’s website at www.esi.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting processes including the systems of internal controls.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.

In connection with the Company’s audited financial statements for the year ended June 3, 2006, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2006 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Robert R. Walker, Chairman Frederick A. Ball Gerald F. Taylor

Principal Accounting Firm Fees

The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal 2006 by KPMG LLP, the Company’s principal accounting firm.

	2006	2005
Audit Fees (1)	$817,750	$805,583
Audit-Related Fees (2)	—	$13,274
Tax Fees (3)	$314,050	$227,776
All Other Fees	—	—

Totals	$1,131,800	$1,046,633

(1)	Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q, and the audit of the Company’s internal control over financial reporting.
(2)	Audit-Related Fees represent fees for assurance and related services for professional services rendered in connection with the SEC investigation relating to the Company’s restatement of its financial statements announced in March 2003.
(3)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit and audit-related services are approved annually. These services include, but are not limited to, the annual financial statement audit, statutory audits of certain foreign subsidiaries and reviews of consolidated quarterly results as reported on Form 10-Q. With respect to services for other than audit and audit-related services, at least annually the independent auditor submits to the Audit Committee for its approval anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

KPMG LLP audited the Company’s financial statements for the fiscal year ended June 3, 2006 and has been appointed to audit the Company’s financial statements for the fiscal year ending June 2, 2007. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of KPMG LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

The Board recommends a vote FOR the ratification of the selection of KPMG LLP as ESI’s independent registered public accounting firm for the 2007 fiscal year.

If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

PERFORMANCE GRAPH

Assumes that $100.00 was invested on June 1, 2001, in Electro Scientific Industries, Inc. Common Stock, the S&P 500 Index and the S&P Information Technology Index, and that all dividends were reinvested.

Historical stock price performance should not be relied upon as indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ELECTRO SCIENTIFIC INDUSTRIES, INC., THE S & P 500 INDEX

AND THE S & P INFORMATION TECHNOLOGY INDEX

* $100 invested on 6/1/01 in stock or on 5/31/01 in index-including reinvestment of dividends. Indexes calculated on month-end basis.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Cumulative Total Return
	6/1/01	5/31/02	5/30/03	5/29/04	5/28/05	6/3/06
ELECTRO SCIENTIFIC INDUSTRIES, INC.	100.00	71.30	40.68	61.64	49.01	53.42
S & P 500	100.00	86.15	79.21	93.72	101.44	110.21
S & P INFORMATION TECHNOLOGY	100.00	70.21	66.33	80.91	81.65	82.25

The information contained above under the captions “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during fiscal year 2006.

OTHER MATTERS

Shareholder Proposals in the Company’s Proxy Statement

Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2007 annual meeting of shareholders must submit the proposals for receipt by the Company not later than May 2, 2007.

Shareholder Proposals not in the Company’s Proxy Statement

Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s Secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. Any notice relating to a shareholder proposal for the 2007 annual meeting, to be timely, must be received by the Company between May 2, 2007 and June 1, 2007.

Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Board of Directors, c/o Chairman of the Board, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

Shareholder Nominations for Directors

Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the Secretary not less than 90 days nor more than 120 days prior to the date of the proxy statement for the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than

30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s Secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Transaction of Other Business

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.

By Order of the Board of Directors

Kerry L. Mustoe Interim Chief Financial Officer, Chief Accounting Officer and Secretary

Portland, Oregon

August 30, 2006

PROXY

ELECTRO SCIENTIFIC INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), hereby appoints Nicholas Konidaris and Kerry L. Mustoe, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 1:00 p.m. on Thursday, October 5, 2006 at the Company’s executive offices located at 13900 NW Science Park Drive, Portland, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

(continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Electro Scientific Industries, Inc. account online.

Access your Electro Scientific Industries, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Electro Scientific Industries, Inc. now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Please mark your votes as indicated in this example

FOR AGAINST ABSTAIN

1. Election of three directors:

FOR the nominees listed to the left (except as indicated to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed to the left

2. Ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending June 2, 2007.

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

NOMINEES FOR THREE-YEAR TERMS:

01 Richard J. Faubert

02 Keith L. Thomson

03 Jon D. Tompkins

Instruction: To withhold authority to vote for any nominee write that nominee’s name(s) in this space:

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Typed or Printed names:

Authorized Signature:

Title or authority, if applicable:

Date:

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/esio

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.